Exhibit 10.4

WAIVER AND AMENDMENT AGREEMENT

(the “Agreement”)

This Agreement is made and entered into as of February 28, 2025, by and between:

1.	International Endeavors Corporation, a company incorporated under the laws of State of Nevada, United States (the “Company”); and

2.	Zenith (Hong Kong) Engineering Limited, a company incorporated under the laws of Hong Kong (“Zenith” or the “Noteholder”).

RECITALS

WHEREAS, the Company previously issued certain convertible promissory notes (the “Promissory Notes”) to two original noteholders;

WHEREAS, pursuant to Debt Purchase and Assignment Agreements entered into on January 30, 2025, Zenith (Hong Kong) Engineering Limited acquired all rights, title, and interest in and to the Promissory Notes from the former noteholders and is now the sole legal holder of the Promissory Notes (the “Noteholder”);

WHEREAS, the Promissory Notes include provisions allowing for the conversion of outstanding principal and accrued interest into common stock of the Company;

WHEREAS, the Promissory Notes have reached maturity, and the outstanding principal and accrued interest are immediately due and payable in accordance with the terms thereof;

WHEREAS, the Company and the Noteholder desire to waive the conversion rights set forth in the Promissory Notes and amend the terms as provided herein for their mutual benefit and in the best interests of the Company’s shareholders.

AGREEMENT

1. Waiver of Conversion Rights

The Noteholder hereby irrevocably waives any and all rights to convert the outstanding principal amount and any accrued but unpaid interest under the Promissory Notes into equity securities of the Company.

As of the date of this Agreement, the total outstanding principal and accrued but unpaid interest under the Promissory Notes amounted to USD123,708. Accordingly, all provisions of the Promissory Notes relating to the conversion feature are deemed null and void as of the date hereof.

2. Continuing Obligations

The outstanding principal amount and accrued interest under the Promissory Notes shall continue to bear interest at a rate of eight percent (8%) per annum and shall be payable upon demand by the Noteholder in accordance with the terms of the Promissory Notes, as amended herein.

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3. Amendment Clause

Any further amendment, modification, or waiver of any provision of the Promissory Notes, including without limitation any reinstatement or alteration, shall be effective only if set forth in a written agreement signed by duly authorized representatives of both the Company and the Noteholder.

4. No Other Changes

Except as expressly set forth herein, all other terms and conditions of the Promissory Notes shall remain in full force and effect.

5. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, United States, without regard to its conflict of laws principles.

6. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by electronic means shall be legally binding to the same extent as delivery of an original signature.

SIGNATURES

International Endeavors Corporation	Zenith (Hong Kong) Engineering Limited
By: /s/ Fu Wah	By: /s/ Pun Ah Keung

Name: Fu Wah	Name: Pun Ah Keung
Title: Director	Title: Director

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